Exhibit 99.1

Enerpac Tool Group Reports Third Quarter Fiscal 2023 Results, Raises Full-Year Earnings Guidance

Third Quarter of Fiscal 2023 Continuing Operations Highlights*

  Net sales were $156 million, with a 4% year-over-year increase in core sales**; the strengthening of the US dollar reduced sales by 1% year over year
  GAAP operating margin was 16.3% and adjusted operating margin was 21.7%
  Adjusted EBITDA margin was 24.0%, up from 12.0% in the prior-year period
  Record gross profit margins and adjusted EBITDA margins since the launch of Enerpac Tool Group in 2019
  GAAP diluted earnings per share (“EPS”) was $0.30 and adjusted diluted EPS was $0.39, an increase of 144% year over year.
  Leverage (Net Debt to Adjusted EBITDA) was 1.0x at May 31, 2023
  Repurchased 0.8 million additional shares for approximately $21 million
  FY23 full-year guidance: Updating revenue to high-end of the range, and raising adjusted EBITDA

*This news release contains financial measures in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in addition to non-GAAP financial measures. Reconciliations of the GAAP to non-GAAP financial measures can be found in the tables accompanying this release. **Core growth represents organic revenue growth excluding the impact of foreign exchange rates, acquisitions, and dispositions.

MILWAUKEE--(BUSINESS WIRE)--June 21, 2023--Enerpac Tool Group Corp. (NYSE: EPAC) (the “Company” or “Enerpac”) today announced results for its fiscal third quarter ended May 31, 2023.

“We delivered solid performance in the third quarter, driven by the focused execution of our global team. Once again, we saw year-over-year core growth in three out of four regions, highlighted by double digit core growth in Europe and Asia Pacific. For the second consecutive quarter, we achieved record gross profit margins and adjusted EBITDA margins since the launch of Enerpac Tool Group in 2019. In addition, reflecting the Board’s confidence in management and in alignment with our balanced capital allocation strategy, we returned approximately $21 million to shareholders during the quarter through share repurchases under our March 2022 authorization,” said Paul Sternlieb, Enerpac Tool Group’s President & CEO.

Mr. Sternlieb continued, “We continue working towards further developing our culture of continuous improvement. We are driving sustainable improvements to our cost structure, simplifying the business for efficiency and greater productivity, and enhancing how we bring products and services to market. While the global macroeconomic environment remains dynamic, we believe the structural improvements underway at Enerpac coupled with our vertical and geographic diversity have us well positioned to deliver enhanced shareholder value.”

Consolidated Results from Continuing Operations
(US$ in millions, except per share)
	Three Months Ended		Nine Months Ended
	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Net Sales	$156.3	$151.9	$437.6	$419.4
Net Earnings	$17.0	$4.1	$30.5	$9.4
Diluted Earnings Per Share	$0.30	$0.07	$0.53	$0.15
Adjusted Diluted Earnings Per Share	$0.39	$0.16	$1.04	$0.47

Consolidated net sales for the third quarter of fiscal 2023 were $156.3 million compared to $151.9 million in the prior-year third quarter. Core sales improved 4% year over year, with product sales up 9% and service revenues down 13%, as the Company continued its implementation of 80/20 and a more selective process for quoting service projects (particularly in the Middle East region) that is focused on more differentiated solutions. We estimate core sales growth was negatively impacted by approximately 200 basis points as a result of the more selective process for quoting in the Middle East in the third quarter. The impact from foreign currency exchange rates reduced net sales by 1% in the quarter compared to the prior year.

Fiscal 2023 third quarter net earnings and diluted earnings per share were $17.0 million and $0.30, respectively, compared to net earnings and diluted EPS of $4.1 million and $0.07, respectively, in the third quarter of fiscal 2022. Fiscal 2023 third quarter net earnings included:

  Restructuring charges of $2.3 million ($1.8 million, or $0.03 per share, after tax) attributable to ASCEND initiatives;
  ASCEND transformation program charges (“ASCEND charges”) of $5.9 million ($3.3 million, or $0.06 per share, after tax), including third-party fees for program implementation support;
  Leadership transition charges of $0.1 million ($0.0 million, or $0.00 per share, after tax); and
  M&A charges of $0.2 million ($0.1 million, or $0.00 per share, after tax).

Fiscal 2022 third quarter net earnings included:

  A restructuring charge of $0.5 million ($0.4 million, or $0.01 per share, after tax) attributable to further actions to flatten and simplify the organizational structure;
  ASCEND charges of $3.9 million ($3.0 million, or $0.05 per share, after tax) primarily related to the use of external services for support in the design and development of the program;
  Leadership transition charges of $2.8 million ($2.5 million, or $0.04 per share, after tax);
  Business review charges of $0.5 million ($0.3 million, or $0.01 per share, after tax) related to external support for the deep dive business review prior to the launch of ASCEND; and
  A gain on the sale of a facility, net of transaction charges, of $0.6 million ($0.5 million, or $0.01 per share, after tax) related to footprint rationalization.
  Excluding the items detailed above, adjusted diluted EPS was $0.39 for the third quarter of fiscal 2023 compared to $0.16 in the comparable prior-year period. Fiscal 2022 third quarter results reflect a $10.8 million increase in receivable reserves ($0.14 per share, after tax) related to an agent in the MENAC region.

Consolidated net sales for the nine months ended May 31, 2023 were $437.6 million, compared to $419.4 million in the comparable prior-year period. Core sales increased 7% year over year, while the impact of foreign currency decreased net sales by 3%.

Net earnings and diluted EPS for the nine months ended May 31, 2023 were $30.5 million and $0.53, respectively, compared to net earnings and diluted EPS of $9.4 million and $0.15, respectively, in the comparable prior year period.

Industrial Tools & Service (IT&S)
(US$ in millions)
	Three Months Ended		Nine Months Ended
	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Net Sales	$144.1	$140.4	$402.3	$387.6
Operating Profit	$36.2	$19.2	$93.3	$49.9
Operating Profit %	25.1%	13.7%	23.2%	12.9%
Adjusted Op Profit (1)	$39.8	$19.4	$103.8	$54.7
Adjusted Op Profit % (1)	27.6%	13.8%	25.8%	14.1%

(1) Non-GAAP measure, which excludes approximately $1.1 million of restructuring charges and $2.5 million of ASCEND charges in the third quarter of fiscal 2023 and $0.5 million of restructuring charges, $0.1 million of leadership transition charges, $0.1 million of ASCEND charges and a gain on sale of a facility, net of transaction charges, of $0.6 million in the third quarter of fiscal 2022. The nine months ended May 31, 2023 excludes $4.6 million of restructuring charges and $5.8 million of ASCEND charges compared to $3.7 million of restructuring charges, $1.1 million of impairment & divestiture charges, $0.6 million of leadership transition charges, $0.1 million of ASCEND charges and a gain on sale of a facility, net of transaction charges, of $0.6 million in the prior-year period.

Third quarter fiscal 2023 net sales were $144.1 million, 3% higher than the prior fiscal year’s third quarter net sales. Core sales increased 4% year over year.

Operating profit margin and adjusted operating profit margin increased year over year to 25.1% and 27.6%, respectively, primarily due to the impact of ASCEND initiatives, pricing actions, and savings from cost management and restructuring initiatives implemented in prior periods, despite increased material costs.

Third quarter fiscal 2022 adjusted operating profit margin of 13.8% included an unfavorable impact of 770 basis points due to an additional receivable reserve in the MENAC region.

Corporate Expenses from Continuing Operations

Corporate expenses were $12.7 million and $13.7 million for the third quarter of fiscal 2023 and fiscal 2022, respectively.

Adjusted corporate expenses(2) of $7.9 million for the third quarter of fiscal 2023 were $1.2 million higher than the comparable prior-year period expense of $6.7 million, primarily due to increased incentive compensation, partially offset by favorable health benefit claims and restructuring savings.

(2) Non-GAAP measure which excludes approximately $1.1 million of restructuring charges, $3.5 million of ASCEND charges, $0.1 million of leadership transition charges and $0.2 million of M&A charges in the third quarter of fiscal 2023 compared to $2.7 million of leadership transition charges, $0.5 million of business review charges and $3.8 million of ASCEND charges in the third quarter of fiscal 2022.

Balance Sheet and Leverage
(US$ in millions)
	Period Ended
	May 31, 2023	February 28, 2023	May 31, 2022
Cash Balance	$142.0	$124.7	$123.7
Debt Balance	$234.7	$209.3	$205.0
Net Debt to Adjusted EBITDA**	1.0	0.9	1.1

Net debt as of May 31, 2023 was approximately $93 million (total debt of $235 million less $142 million of cash), which increased approximately $8 million from February 28, 2023. Net Debt to Adjusted EBITDA from continuing operations was 1.0x as of May 31, 2023.

**Periods as of and subsequent to August 31, 2022 calculated in accordance with the terms of the Company’s September 2022 Senior Credit Facility. Prior periods calculated in accordance with the terms of the Company’s March 2019 Senior Credit Facility.

Outlook

Mr. Sternlieb concluded, “Taking into consideration our solid year-to-date performance, the success of our ASCEND transformation program, and our view on the remainder of the fiscal year, we are updating our expectations for full-year net sales to the high end of the previously disclosed range at $590-600 million, and we are increasing our expected adjusted EBITDA range to $123 to $130 million. Our guidance is based on current foreign exchange rates and assumes that there is not a broad-based recession.”

Conference Call Information

An investor conference call is scheduled for 7:30 am CT on June 22, 2023. Webcast information and conference call materials, including an earnings presentation, are available on the Enerpac Tool Group company website (www.enerpactoolgroup.com).

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. In addition to statements with respect to guidance, the terms “may,” “should,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “objective,” “plan,” “project” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include, without limitation, general economic uncertainty, market conditions in the industrial, oil & gas, energy, power generation, infrastructure, commercial construction, truck and automotive industries, the impact of geopolitical activity, including the invasion of Ukraine by Russia and international sanctions imposed in response thereto, the ability of the Company to achieve its plans or objectives related to its growth strategy, market acceptance of existing and new products, market acceptance of price increases, successful integration of acquisitions, the impact of dispositions and restructurings, the ability of the Company to achieve its plans or objectives related to the ASCEND program, including any assumptions underlying its calculation of expected incremental EBITDA or program investment, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor, or overhead cost increases, tax law changes, foreign currency risk, interest rate risk, commodity risk, tariffs, litigation matters, impairment of goodwill or other intangible assets, the Company’s ability to access capital markets and other risks and uncertainties that may be referred to or noted in the Company’s reports filed with the Securities and Exchange Commission from time to time, including those described in the Company’s Form 10-K for the fiscal year ended August 31, 2022 and most recent report on Form 10-Q. Enerpac Tool Group disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

Non-GAAP Financial Information

This press release contains financial measures that are not measures presented in conformity with GAAP. These non-GAAP measures include EBITDA from continuing operations, adjusted EBITDA from continuing operations, adjusted earnings from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted operating profit from continuing operations, segment adjusted operating profit and adjusted EBITDA, free cash flow and net debt. This press release includes reconciliations of non-GAAP measures to the most comparable GAAP measure, including in the tables attached to this press release. Management believes the non-GAAP measures presented in this press release are commonly used financial measures for investors to evaluate Enerpac Tool Group’s operating performance and financial position with respect to the periods presented and, when read in conjunction with the condensed consolidated financial statements, present a useful tool to evaluate ongoing operations and provide investors with metrics they can use to evaluate aspects of the Company’s performance from period to period. In addition, these are some of the financial metrics management uses in internal evaluations of the overall performance of the Company’s business. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

About Enerpac Tool Group

Enerpac Tool Group Corp. is a premier industrial tools, services, technology and solutions provider serving a broad and diverse set of customers in more than 100 countries. The Company makes complex, often hazardous jobs possible safely and efficiently. Enerpac Tool Group’s businesses are global leaders in high pressure hydraulic tools, controlled force products, and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

(tables follow)

Enerpac Tool Group Corp.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	May 31,	August 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$142,001	$120,699
Accounts receivable, net	103,565	106,747
Inventories, net	93,037	83,672
Other current assets	34,838	31,262
Total current assets	373,441	342,380

Property, plant and equipment, net	41,783	41,372
Goodwill	264,686	257,949
Other intangible assets, net	39,084	41,507
Other long-term assets	74,080	74,104

Total assets	$793,074	$757,312

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$47,151	$72,524
Accrued compensation and benefits	28,567	21,390
Current maturities of debt	3,125	-
Short-term debt	-	4,000
Income taxes payable	5,982	4,594
Other current liabilities	55,398	50,680
Total current liabilities	140,223	153,188

Long-term debt, net	231,545	200,000
Deferred income taxes	8,226	7,355
Pension and postretirement benefit liabilities	11,492	11,941
Other long-term liabilities	64,969	66,217
Total liabilities	456,455	438,701

Shareholders' equity
Capital stock	16,750	16,679
Additional paid-in capital	218,164	212,986
Treasury stock	(763,675)	(742,844)
Retained earnings	991,081	966,751
Accumulated other comprehensive loss	(125,701)	(134,961)
Stock held in trust	(3,405)	(3,209)
Deferred compensation liability	3,405	3,209
Total shareholders' equity	336,619	318,611

Total liabilities and shareholders' equity	$793,074	$757,312

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2023	2022	2023	2022
Net sales	$156,253	$151,894	$437,595	$419,395
Cost of products sold	78,395	79,847	221,464	227,741
Gross profit	77,858	72,047	216,131	191,654

Selling, general and administrative expenses	48,810	63,095	154,116	162,240
Amortization of intangible assets	1,357	1,792	4,075	5,678
Restructuring charges	2,252	517	6,220	5,086
Impairment & divestiture charges	-	-	-	1,116
Operating profit	25,439	6,643	51,720	17,534

Financing costs, net	3,250	951	9,170	2,668
Other expense, net	525	254	1,948	1,004
Earnings before income tax expense	21,664	5,438	40,602	13,862

Income tax expense	4,688	1,377	10,058	4,495
Net earnings from continuing operations	16,976	4,061	30,544	9,367
Loss from discontinued operations, net of income taxes	(4,596)	(2,418)	(6,214)	(3,715)
Net earnings	$12,380	$1,643	$24,330	$5,652

Earnings per share from continuing operations
Basic	$0.30	$0.07	$0.54	$0.16
Diluted	0.30	0.07	0.53	0.15

Loss per share from discontinued operations
Basic	$(0.08)	$(0.04)	$(0.11)	$(0.06)
Diluted	(0.08)	(0.04)	(0.11)	(0.06)

Earnings per share*
Basic	$0.22	$0.03	$0.43	$0.09
Diluted	0.22	0.03	0.42	0.09

Weighted average common shares outstanding
Basic	57,052	60,227	56,993	60,292
Diluted	57,432	60,610	57,417	60,640

*The total of earnings per share from continuing operations and loss per share from discontinued operations may not equal earnings per share due to rounding.

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2023	2022	2023	2022
Operating Activities
Cash provided by operating activities - continuing operations	$16,602	$2,274	$24,561	$7,515
Cash provided by (used in) operating activities - discontinued operations	652	245	2,470	(319)
Cash provided by operating activities	$17,254	$2,519	$27,031	$7,196

Investing Activities
Capital expenditures	(2,926)	(2,140)	(8,391)	(6,970)
Proceeds from sale of property, plant and equipment	11	995	595	1,158
Cash used in investing activities - continuing operations	$(2,915)	$(1,145)	$(7,796)	$(5,812)
Cash used in investing activities	$(2,915)	$(1,145)	$(7,796)	$(5,812)

Financing Activities
Borrowings on revolving credit facility	26,000	30,000	60,000	45,000
Principal repayments on revolving credit facility	-	-	(24,000)	(15,000)
Principal repayments on term loan	(625)	-	(625)	-
Proceeds from issuance of term loan	-	-	200,000	-
Payment for redemption of revolver	-	-	(200,000)	-
Swingline borrowings/repayments, net	-	-	(4,000)	-
Payment of debt issuance costs	-	-	(2,486)	-
Purchase of treasury shares	(20,831)	(36,295)	(20,831)	(36,295)
Stock options, taxes paid related to the net share settlement of equity awards & other	(8)	62	(1,461)	(3,161)
Payment of cash dividend	-	-	(2,274)	(2,409)
Cash provided by (used in) financing activities - continuing operations	$4,536	$(6,233)	$4,323	$(11,865)
Cash provided by (used in) financing activities	$4,536	$(6,233)	$4,323	$(11,865)

Effect of exchange rate changes on cash	(1,537)	(4,866)	(2,256)	(6,166)

Net increase (decrease) from cash and cash equivalents	$17,338	$(9,725)	$21,302	$(16,647)
Cash and cash equivalents - beginning of period	124,663	133,430	120,699	140,352
Cash and cash equivalents - end of period	$142,001	$123,705	$142,001	$123,705

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures
(In thousands)	Fiscal 2022					Fiscal 2023
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Sales
Industrial Tools & Services Segment	$121,313	$125,940	$140,395	$139,694	$527,342	$127,297	$130,904	$144,126	$-	$402,327
Other	9,590	10,659	11,499	12,133	43,881	12,085	11,056	12,127	-	35,268
Total	$130,903	$136,599	$151,894	$151,827	$571,223	$139,382	$141,960	$156,253	$-	$437,595

% Sales Growth
Industrial Tools & Services Segment	8%	12%	5%	4%	7%	5%	4%	3%	-	4%
Other	32%	35%	18%	14%	23%	26%	4%	5%	-	11%
Total	10%	13%	6%	4%	8%	6%	4%	3%	-	4%

Adjusted Operating Profit from Continuing Operations
Operating profit	$6,407	$4,484	$6,643	$13,125	$30,660	$12,309	$13,972	$25,439	$-	$51,720
Impairment & divestiture charges	-	1,116	-	1,297	2,413	-	-	-	-	-
Restructuring charges	2,737	1,832	517	3,049	8,135	982	2,987	2,252	-	6,220
Gain on sale of facility, net of transaction charges	-	-	(585)	-	(585)	-	-	-	-	-
Leadership transition charges (benefit) (1)	3,759	1,747	2,800	(37)	8,269	400	202	90	-	693
Business review charges	-	2,500	502	-	3,002	-	-	-	-	-
M&A charges	-	-	-	-	-	-	196	166	-	362
ASCEND transformation program charges	-	-	3,856	9,760	13,616	9,419	11,372	5,947	-	26,738
Adjusted operating profit	$12,903	$11,679	$13,733	$27,194	$65,510	$23,110	$28,729	$33,894	$-	$85,733

Adjusted Operating Profit by Segment
Industrial Tools & Services Segment	$19,646	$15,654	$19,421	$31,878	$86,600	$29,099	$34,836	$39,814	$-	$103,749
Other	(1,257)	334	1,017	1,853	1,947	1,424	1,156	1,965	-	4,545
Corporate / General	(5,486)	(4,309)	(6,705)	(6,537)	(23,037)	(7,413)	(7,263)	(7,885)	-	(22,561)
Adjusted operating profit	$12,903	$11,679	$13,733	$27,194	$65,510	$23,110	$28,729	$33,894	$-	$85,733

Adjusted Operating Profit %
Industrial Tools & Services Segment	16.2%	12.4%	13.8%	22.8%	16.4%	22.9%	26.6%	27.6%	-	25.8%
Other	-13.1%	3.1%	8.8%	15.3%	4.4%	11.8%	10.5%	16.2%	-	12.9%
Adjusted Operating Profit %	9.9%	8.5%	9.0%	17.9%	11.5%	16.6%	20.2%	21.7%	-	19.6%

EBITDA from Continuing Operations (2)
Earnings from continuing operations	$3,185	$2,121	$4,061	$10,224	$19,591	$6,409	$7,158	$16,976	$-	$30,544
Financing costs, net	961	755	951	1,719	4,386	2,815	3,105	3,250	-	9,170
Income tax expense (benefit)	1,781	1,337	1,377	(95)	4,401	2,383	2,988	4,688	-	10,058
Depreciation & amortization	5,175	4,986	4,822	4,617	19,600	4,193	4,226	4,084	-	12,503
EBITDA	$11,102	$9,199	$11,211	$16,465	$47,978	$15,800	$17,477	$28,998	$-	$62,275

Adjusted EBITDA from Continuing Operations (2)
EBITDA	$11,102	$9,199	$11,211	$16,465	$47,978	$15,800	$17,477	$28,998	$-	$62,275
Impairment & divestiture charges	-	1,116	-	1,297	2,413	-	-	-	-	-
Restructuring charges	2,737	1,832	517	3,049	8,135	982	2,987	2,252	-	6,220
Gain on sale of facility, net of transaction charges	-	-	(585)	-	(585)	-	-	-	-	-
Leadership transition charges (benefit) (1)	3,759	1,747	2,800	(37)	8,269	400	202	90	-	693
Business review charges	-	2,500	502	-	3,002	-	-	-	-	-
M&A charges	-	-	-	-	-	-	196	166	-	362
ASCEND transformation program charges	-	-	3,856	9,760	13,616	9,419	11,372	5,947	-	26,738
Adjusted EBITDA	$17,598	$16,394	$18,301	$30,534	$82,828	$26,601	$32,234	$37,453	$-	$96,288

Adjusted EBITDA by Segment
Industrial Tools & Services Segment	$22,996	$19,260	$22,853	$34,154	$99,263	$31,698	$37,458	$42,525	$-	$111,681
Other	(263)	1,225	1,912	2,741	5,615	2,316	2,050	2,855	-	7,222
Corporate / General	(5,135)	(4,091)	(6,464)	(6,361)	(22,050)	(7,413)	(7,274)	(7,927)	-	(22,615)
Adjusted EBITDA	$17,598	$16,394	$18,301	$30,534	$82,828	$26,601	$32,234	$37,453	$-	$96,288

Adjusted EBITDA %
Industrial Tools & Services Segment	19.0%	15.3%	16.3%	24.4%	18.8%	24.9%	28.6%	29.5%	-	27.8%
Other	-2.7%	11.5%	16.6%	22.6%	12.8%	19.2%	18.5%	23.5%	-	20.5%
Adjusted EBITDA %	13.4%	12.0%	12.0%	20.1%	14.5%	19.1%	22.7%	24.0%	-	22.0%

Notes:
(1) Caption updated from "Leadership transition & board search charges (benefit)" used during Fiscal 2022, costs included have not been altered.
(2) EBITDA represents net earnings from continuing operations before financing costs, net, income tax expense (benefit), and depreciation & amortization. Neither EBITDA nor adjusted EBITDA are calculated based upon generally accepted accounting principles ("GAAP"). The amounts included in the EBITDA and adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings. EBITDA and adjusted EBITDA should not be considered as alternatives to net earnings, operating profit or operating cash flows. The Company has presented EBITDA and adjusted EBITDA because it regularly reviews these performance measures. In addition, EBITDA and adjusted EBITDA are used by many of our investors and lenders, and are presented as a convenience to them. The EBITDA and adjusted EBITDA measures presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures (Continued)
(In thousands, except for per share amounts)
	Fiscal 2022					Fiscal 2023
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Adjusted Earnings (3)
Net Earnings	$2,788	$1,221	$1,643	$10,034	$15,686	$7,453	$4,497	$12,380	$-	$24,330
Loss from Discontinued Operations, net of income tax	(397)	(900)	(2,418)	(190)	(3,905)	1,044	(2,661)	(4,596)	-	(6,214)
Earnings from Continuing Operations	$3,185	$2,121	$4,061	$10,224	$19,591	$6,409	$7,158	$16,976	$-	$30,544
Impairment & divestiture charges	-	1,116	-	1,297	2,413	-	-	-	-	-
Restructuring charges	2,737	1,832	517	3,049	8,135	982	2,987	2,252	-	6,220
Gain on sale of facility, net of transaction charges	-	-	(585)	-	(585)	-	-	-	-	-
Leadership transition charges (benefit) (1)	3,759	1,747	2,800	(37)	8,269	400	202	90	-	693
Business review charges	-	2,500	502	-	3,002	-	-	-	-	-
ASCEND transformation program charges	-	-	3,856	9,760	13,616	9,419	11,372	5,947	-	26,738
M&A charges	-	-	-	-	-	-	196	166	-	362
Accelerated debt issuance costs	-	-	-	-	-	317	-	-	-	317
Net tax effect of reconciling items above	42	(805)	(1,366)	(4,162)	(6,291)	(719)	(1,652)	(3,197)	-	(5,568)
Other income tax (benefit) expense	-	210	-	-	210	-	144	-	-	144
Adjusted Earnings from Continuing Operations	$9,723	$8,721	$9,785	$20,131	$48,360	$16,808	$20,407	$22,234	$-	$59,450

Adjusted Diluted Earnings per share (3)
Net Earnings	$0.05	$0.02	$0.03	$0.17	$0.26	$0.13	$0.08	$0.22	$-	$0.42
Loss from Discontinued Operations, net of income tax	(0.01)	(0.01)	(0.04)	(0.00)	(0.07)	0.02	(0.05)	(0.08)	-	(0.11)
Earnings from Continuing Operations	$0.05	$0.03	$0.07	$0.18	$0.33	$0.11	$0.12	$0.30	$-	$0.53
Impairment & divestiture charges, net of tax effect	-	0.01	-	0.02	0.04	-	-	-	-	-
Restructuring charges, net of tax effect	0.04	0.03	0.01	0.04	0.11	0.02	0.05	0.03	-	0.10
Gain on sale of facility, net of transaction charges, net of tax effect	-	-	(0.01)	0.00	(0.01)	-	-	-	-	-
Leadership transition charges (benefit) (1), net of tax effect	0.06	0.03	0.04	(0.01)	0.12	0.01	0.00	0.00	-	0.01
Business review charges, net of tax effect	-	0.04	0.01	(0.01)	0.04	-	-	-	-	-
ASCEND transformation program charges, net of tax effect	-	-	0.05	0.13	0.17	0.15	0.17	0.06	-	0.38
M&A charges, net of tax effect	-	-	-	-	-	-	0.00	0.00	-	0.01
Accelerated debt issuance costs, net of tax effect	-	-	-	-	-	0.01	0.00	0.00	-	0.00
Other income tax (benefit) expense	-	0.00	-	-	-	-	0.00	-	-	-
Adjusted Diluted Earnings per share from Continuing Operations	$0.16	$0.14	$0.16	$0.35	$0.81	$0.29	$0.35	$0.39	$-	$1.04

Free Cash Flow (4)
Cash (used in) provided by operating activities	$(4,726)	$9,403	$2,519	$44,540	$51,736	$17,533	$(7,756)	$17,254	$-	$27,031
Capital expenditures	(3,293)	(1,537)	(2,140)	(1,447)	(8,417)	(3,028)	(2,437)	(2,926)	-	(8,391)
Proceeds from sale of property, plant and equipment	133	30	995	18	1,176	493	91	11	-	595
Other	-	1	(1)	-	-	930	-	43	-	973
Free Cash Flow	$(7,886)	$7,897	$1,373	$43,111	$44,495	$15,928	$(10,102)	$14,382	$-	$20,208

Notes continued:
(3) Adjusted earnings from continuing operations and adjusted diluted earnings per share represent net earnings and diluted earnings per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures are not calculated based upon GAAP and should not be considered as an alternative to net earnings or diluted earnings per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Enerpac Tool Group companies.
(4) Free cash flow primarily represents the operating cash flow, proceeds from the sale of property, plant and equipment less capital expenditures.

For all reconciliations of GAAP measures to Non-GAAP measures, the summation of the individual components may not equal the total due to rounding. With respect to the earnings per share reconciliations the impact of share dilution on the calculation of the net earnings or loss per share and discontinued operations per share may result in the summation of these components not equaling the total earnings per share from continuing operations.

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP To Non-GAAP Guidance
(In millions)
	Fiscal 2023
	Low	High
Reconciliation of Continued Operations GAAP Operating Profit
To Adjusted EBITDA (5)
GAAP Operating profit	$60	$74
ASCEND transformation program charges	38	33
Restructuring charges	9	7
Adjusted operating profit	$107	$114
Other expense, net	(1)	(1)
Depreciation & amortization	17	17
Adjusted EBITDA	$123	$130

Reconciliation of GAAP Cash Flow From Operations to Free Cash Flow (5)
Cash provided by operating activities	$65	$90
Capital expenditures	(10)	(15)
Other	-	-
Free Cash Flow Guidance	$55	$75

Notes continued:
(5) Management does not provide guidance on GAAP financial measures as we are unable to predict and estimate with certainty items such as potential impairments, refinancing costs, business divestiture gains/losses, discrete tax adjustments, or other items impacting GAAP financial metrics. As a result, we have included above only those items about which we are aware and are reasonably likely to occur during the guidance period covered.

Contacts

Travis Williams
Director of Investor Relations
262.293.1913